UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
December 2, 2005
CARBO CERAMICS INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-15903 (Commission File Number)	72-1100013 (IRS Employer Identification No.)

6565 MacArthur Boulevard, Suite 1050, Irving, TX	75039
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (972) 401-0090
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT
Item 1.01 Entry into a Material Definitive Agreement; Item 1.02 Termination of a Material Definitive Agreement; and Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
CARBO Ceramics Inc. (“CARBO”) announced on December 2, 2005, that its Board of Directors (the “Board”) had accepted the resignation of Dr. C. Mark Pearson as President, Chief Executive Officer and a director of CARBO effective as of December 2, 2005. On December 2, 2005, CARBO and Dr. Pearson executed a separation agreement setting forth the terms and conditions of Dr. Pearson’s separation from service with CARBO (the “Separation Agreement”). The Separation Agreement supersedes Dr. Pearson’s employment agreement with CARBO dated November 25, 2002 (the “Employment Agreement”). (The terms of the Employment Agreement were described under “Executive Compensation—Employment Agreements” in the Proxy Statement for the 2005 Annual Meeting of Stockholders, dated March 15, 2005, and the Employment Agreement was attached as Exhibit 10.9 to CARBO’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003; such description and exhibit are incorporated herein by reference). Pursuant to the Separation Agreement, Dr. Pearson resigned his position as President and Chief Executive Officer of CARBO and his membership on the Board, effective December 2, 2005.
Under the terms of the Separation Agreement, Dr. Pearson will be entitled to (a) accrued but unpaid base salary, unused vacation and reimbursement of business expenses as of December 2, 2005; (b) payment, as soon as practicable after the completion of the audited financial statements and determinations of CARBO’s earnings before interest income and expense, and taxes (“EBIT”) for the 2005 fiscal year, a pro rata portion (through December 2, 2005) of his 2005 incentive bonus (to be calculated based on an amount equal to the sum of (1) 0.5% of CARBO’s EBIT for the 2005 fiscal year up to $20,000,000, plus (2) 1.0% of EBIT for the 2005 fiscal year in excess of $20,000,000); and (c) exercise his vested outstanding options for a period of thirty (30) days after December 2, 2005, at which time they shall expire. All unvested awards of restricted stock held by Dr. Pearson shall be immediately forfeited and cancelled effective as of December 2, 2005. Under the terms of the Separation Agreement, Dr. Pearson also agreed to render to CARBO such consulting services, at the rate of $325.00 per hour, as CARBO may from time to time reasonably request for the period commencing on December 2, 2005, and ending on June 30, 2006.
Pursuant to the Separation Agreement, Dr. Pearson agreed to non-disclosure and non-disparagement covenants (each unlimited by time), as well as a two-year non-competition covenant and a one-year non-solicitation covenant. Dr. Pearson also agreed to a release of any claims against CARBO for matters occurring prior to the execution of the Separation Agreement.
CARBO also announced that, effective as of December 2, 2005, the Board had appointed Mr. Jesse Orsini as President and Chief Executive Officer of CARBO, on an interim basis, and had elected Mr. Orsini to the Board. Mr. Orsini has not been appointed to any Board committees. Mr. Orsini previously served as President and Chief Executive Officer of CARBO from 1978 to 2001 and had served as a director of CARBO from 1987 to 2003. Since 2003, Mr. Orsini, age 65, has served on the Board of Directors of Unifrax Corporation, a privately-held company, which is unrelated to CARBO, and that manufactures industrial high-temperature insulation products. Mr. Orsini has no family relationships with any of the other CARBO directors or executive officers.

On December 3, 2005, Mr. Orsini and CARBO entered into a letter agreement (the “Letter Agreement”) documenting the significant terms of Mr. Orsini’s employment with CARBO. The Letter Agreement provides that the appointment of Mr. Orsini as President and Chief Executive Officer is effective as of December 2, 2005, and Mr. Orsini will be expected to serve on the Board during the term of his employment. The Letter Agreement also provides that CARBO will pay to Mr. Orsini $75,000 per month (payable in accordance with CARBO’s normal payroll practices) and expects such payments to continue for a minimum of six months (unless Mr. Orsini is unwilling to continue serving as President and Chief Executive Officer). At the end of six months, the term of Mr. Orsini’s employment will be extended automatically for successive one-month periods, at the rate of $75,000 per month, unless one month’s notice is given by either party.
Item 7.01 Regulation FD Disclosure.
A copy of the press release, dated December 2, 2005, announcing (i) the resignation of Dr. C. Mark Pearson as President, Chief Executive Officer and a director of CARBO and (ii) the appointment of Mr. Jesse Orsini as President, Chief Executive Officer and a director of CARBO, each effective as of December 2, 2005, is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(a) through (c) Not applicable.
(d) Exhibits:
The following exhibit is furnished with this Current Report on Form 8-K:

Exhibit No.	Description
99.1	Press Release dated December 2, 2005
[Remainder of page intentionally left blank; signatures on following page.]

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARBO Ceramics Inc.
By:	/s/Paul G. Vitek
Paul G. Vitek
Sr. Vice President, Finance and Chief Financial Officer

Dated: December 5, 2005